As filed with the Securities and Exchange Commission on October 29, 2021
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
————————
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
————————
UnitedHealth Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
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UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota		55343
(Address of Principal Executive Offices)	————————	(Zip Code)
UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN
(Full title of the plan)
———————— Marianne D. Short Executive Vice President and Chief Legal Officer UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343
(Name and address of agent for service)
(952) 936-1300
(Telephone number, including area code, of agent for service)
————————
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations......	$500,000,000	100%(2)	$500,000,000(2)	$46,350

(1)The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the UnitedHealth Group Executive Savings Plan.
(2)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed to register an additional $500 million in deferred compensation obligations. In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of Registration Statement No. 333-224254 on Form S-8 filed by UnitedHealth Group Incorporated (the “Company”) on April 12, 2018 relating to the UnitedHealth Group Executive Savings Plan (the “Plan”).
PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company incorporates by reference herein the following documents filed by it with the SEC under Commission File Number 1-10864 pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:
(a)The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including those portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2021 that are incorporated by reference into Part III of such Annual Report on Form 10-K);
(b)the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021;
(c)the Company’s Current Reports on Form 8-K filed with the SEC on February 8, 2021, February 26, 2021, May 19, 2021 and June 11, 2021; and
(d)the Description of the Company’s Common Stock set forth in Exhibit 4.5 to the Company’s Annual Report on Form 10-K filed with the SEC on February 14, 2020, including any amendment or report filed for the purpose of updating such description.
In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference in this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Number	Description
4.1	UnitedHealth Group Executive Savings Plan (2021 Statement) (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020).
5.1	Opinion of Faraz A. Choudhry, the Company’s Senior Associate General Counsel.
23.1	Consent of Faraz A. Choudhry, the Company’s Senior Associate General Counsel (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on October 29, 2021.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ ANDREW P. WITTY
Andrew P. Witty
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 29, 2021.

Signature	Title

/s/ ANDREW P. WITTY	Director and Chief Executive Officer (principal executive officer)
Andrew P. Witty

/s/ JOHN F. REX	Chief Financial Officer (principal financial officer)
John F. Rex

/s/ THOMAS E. ROOS	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Thomas E. Roos

*	Director
Richard T. Burke

*	Director
Timothy P. Flynn

*	Director
Stephen J. Hemsley

*	Director
Michele J. Hooper

*	Director
F. William McNabb III

*	Director
Valerie C. Montgomery Rice

*	Director
John H. Noseworthy, M.D.

*	Director
Gail R. Wilensky, Ph.D.

*
The undersigned, by signing below, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/s/ FARAZ A. CHOUDHRY
Faraz A. Choudhry
As Attorney-In-Fact